Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

By And Between

CAROLINA FINANCIAL CORPORATION

and

GREER BANCSHARES INCORPORATED

Dated as of

November 7, 2016

TABLE OF CONTENTS

Page

LIST OF EXHIBITS	iv
RECITALS	1
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER	1
1.1 Merger	1
1.2 Time and Place of Closing	2
1.3 Effective Time	2
1.4 Restructure of Transaction	2
1.5 Bank Merger	2
ARTICLE 2 TERMS OF MERGER	3
2.1 Articles of Incorporation	3
2.2 Bylaws	3
2.3 Directors and Officers	3
ARTICLE 3 MANNER OF CONVERTING SHARES	3
3.1 Effect on Seller Common Stock	3
3.2 Election and Proration Procedures	4
3.3 Exchange Procedures	6
3.4 Effect on Buyer Common Stock	8
3.5 Seller Options	8
3.6 Rights of Former Seller Shareholders	8
3.7 Fractional Shares	9
3.8 Dissenting Shareholders	9
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER	9
4.1 Organization, Standing, and Power	9
4.2 Authority of Seller; No Breach by Agreement	10
4.3 Capital Stock	11
4.4 Seller Subsidiaries	11
4.5 Security Offerings; Financial Statements	11
4.6 Absence of Undisclosed Liabilities	12
4.7 Absence of Certain Changes or Events	12
4.8 Tax Matters	13
4.9 Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.	15
4.10 Assets	16
4.11 Intellectual Property	17
4.12 Environmental Matters	18
4.13 Compliance with Laws	18
4.14 Labor Relations	19
4.15 Employee Benefit Plans	20
4.16 Material Contracts	24
4.17 Privacy of Customer Information	24
4.18 Legal Proceedings	25
4.19 Reports	25
4.20 Books and Records	25
4.21 Loans to, and Transactions with, Executive Officers and Directors	25

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4.22 Regulatory Matters	26
4.23 State Takeover Laws	26
4.24 Brokers and Finders; Opinion of Financial Advisor	26
4.25 Board Recommendation	27
4.26 Statements True and Correct	27
4.27 Delivery of Seller Disclosure Memorandum	27
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	27
5.1 Organization, Standing, and Power	28
5.2 Authority; No Breach by Agreement	28
5.3 Exchange Act Filings; Offer and Sale of Securities; Financial Statements	28
5.4 Reports	29
5.5 Brokers and Finders	30
5.6 Certain Actions	30
5.7 Available Consideration	30
5.8 Legal Proceedings	30
5.9 Compliance; Permits	30
5.10 Statements True and Correct	31
ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION	31
6.1 Affirmative Covenants of Seller and Buyer	31
6.2 Negative Covenants of Seller	32
6.3 Adverse Changes in Condition	35
6.4 Reports	35
ARTICLE 7 ADDITIONAL AGREEMENTS	35
7.1 Shareholder Approval	35
7.2 Fairness Hearing; Proxy Statement/Offering Circular; Securities Act Compliance	37
7.3 Other Offers, etc.	38
7.4 Consents of Regulatory Authorities	39
7.5 Agreement as to Efforts to Consummate	39
7.6 Investigation and Confidentiality	39
7.7 Press Releases	40
7.8 Charter Provisions	40
7.9 Employee Benefits and Contracts	41
7.10 Section 16 Matters	42
7.11 Indemnification	42
7.12 Charitable Contribution	44
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE	44
8.1 Conditions to Obligations of Each Party	44
8.2 Conditions to Obligations of Buyer	45
8.3 Conditions to Obligations of Seller	46
ARTICLE 9 TERMINATION	48
9.1 Termination.	48
9.2 Effect of Termination	48
9.3 Termination Fee	49
9.4 Non-Survival of Representations and Covenants	49

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ARTICLE 10 MISCELLANEOUS	49
10.1 Definitions	49
10.2 Expenses	60
10.3 Brokers and Finders	60
10.4 Entire Agreement	61
10.5 Amendments	61
10.6 Waivers	61
10.7 Assignment	62
10.8 Notices	62
10.9 Governing Law; Jurisdiction	62
10.10 Counterparts	63
10.11 Captions; Articles and Sections	63
10.12 Interpretations	63
10.13 Enforcement of Agreement	63
10.14 Severability	63

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LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Agreement of Merger

B	Form of Employee Director Non-Competition Agreement

C	Form of Non-Employee Director Non-Competition Agreement

D	Form of Shareholder Support Agreement

E	Form of Claims Letter

F	Form of CresCom Bank Merger / Retention Bonus Agreement

G	Form of Stock Option Cash-Out Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 7, 2016, is by and between Carolina Financial Corporation, a Delaware corporation (“Buyer”), and Greer Bancshares Incorporated, a South Carolina corporation (“Seller”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and Seller have determined that it is in the best interests of their respective companies and shareholders for Buyer to acquire Seller pursuant to the terms of this Agreement and have unanimously approved the merger of Seller with and into Buyer, with Buyer being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of Seller Common Stock will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the Board of Directors of Seller has recommended that Seller’s shareholders approve this Agreement and the transactions contemplated hereby;

WHEREAS, it is intended that, immediately following the Merger, or as soon as is practicable thereafter, Greer State Bank, a South Carolina banking corporation and wholly-owned subsidiary of Seller, will be merged with and into CresCom Bank, a South Carolina banking corporation and wholly-owned subsidiary of Buyer, so that CresCom Bank is the surviving bank;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, Buyer and Seller desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER

1.1             Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged with and into Buyer pursuant to and with the effect provided in Section 252 of the DGCL, and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Seller shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Buyer and Seller.

1.2             Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs (the “Effective Date”), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3             Effective Time.

The Merger shall be consummated by filing a Certificate of Merger reflecting the Merger with the Delaware Secretary of State (the “Certificate of Merger”) and Articles of Merger reflecting the Merger with the South Carolina Secretary of State (the “Articles of Merger”). The Merger shall become effective (the “Effective Time”) when the Certificate of Merger and Articles of Merger have been filed or at such later time as may be mutually agreed upon by Buyer and Seller and specified in the Certificate of Merger and Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days after the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement.

1.4             Restructure of Transaction.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller with and into a wholly-owned subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Greer State Bank or Seller. In such event, Buyer will give written notice to Seller in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement, in the form of a proposed amendment to this Agreement, or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5             Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, CresCom Bank and Greer State Bank shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as the Buyer may reasonably request, pursuant to which Greer State Bank will merge with and into CresCom Bank, with CresCom Bank as the surviving institution (the “Bank Merger”). The Bank Agreement of Merger shall provide that the officers and directors of CresCom Bank as the surviving entity of the Bank Merger shall be all of the officers and directors of CresCom Bank serving immediately prior to the Bank Merger, and the Articles of Incorporation and Bylaws of CresCom Bank as the surviving institution shall be the Articles of Incorporation and Bylaws of CresCom Bank as in effect immediately prior to the Bank Merger. The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

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Article 2
TERMS OF MERGER

2.1             Articles of Incorporation.

The Certificate of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2             Bylaws.

The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3             Directors and Officers.

(a)       The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Prior to the Effective Time, Buyer shall take all action necessary to appoint Gary M. Griffin as a Class III director of the Board of Directors of Buyer, to be effective as of 12:01 a.m. on the next business day following the Effective Time, and to cause Gary M. Griffin to be nominated as a board nominee for election by the stockholders to the Board of Directors of Buyer at the next annual meeting of stockholders of Buyer following his appointment to the Board of Directors of Buyer. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(b)       It is anticipated that the directors of the Seller in office immediately prior to the Effective Time shall serve as CresCom Bank’s Upstate Advisory Board and shall be entitled to receive a fee of $250.00 for each advisory board meeting attended.

Article 3
MANNER OF CONVERTING SHARES

3.1             Effect on Seller Common Stock.

(a)              At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) the Extinguished Shares and (ii) shares of Seller Common Stock that are owned by Seller shareholders properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive one of the following:

(i)	cash in the amount of $18.00 (the “Cash Consideration”), less any applicable withholding Taxes;

(ii)	0.782 shares of Buyer Common Stock (the “Stock Consideration”); or

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(iii)	a combination of the Cash Consideration and Stock Consideration in such proportions as requested by a Seller shareholder, to the extent available after the proration of the total Merger Consideration to 10% Cash Consideration and 90% Stock Consideration (the “Mixed Consideration”) (items (i), (ii), or (iii) referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”).

(b)             At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.8.

(c)              If, prior to the Effective Time, the outstanding shares of Seller Common Stock, Seller Options, or the outstanding shares of Buyer Common Stock or any rights with respect to Buyer Common Stock pursuant to stock options or other equity-based awards granted by the Buyer (the “Buyer Awards”) shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price. For the avoidance of doubt, Buyer shall have the right to grant additional Buyer Awards prior to the Effective Date under its existing equity-based compensation plans without triggering an adjustment to the Per Share Purchase Price under this Section 3.1(c).

(d)             Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by either of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor, and shall cease to exist (the “Extinguished Shares”).

3.2             Election and Proration Procedures.

(a)       As promptly as practicable after the Effective Time, but in any event no later than seven business days after the Effective Time, an election form (an “Election Form”), together with the transmittal materials described in Section 3.3 below, shall be mailed to each holder of Seller Common Stock of record at the Effective Time by the exchange agent selected by Buyer and reasonably acceptable to Seller (the “Exchange Agent”). Seller shall provide all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein.

(b)       Subject to the provisions of this Article 3 (including, without limitation, Sections 3.2(d) and (e)), each Election Form shall entitle the holder of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Seller Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of Seller Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”.  The shares of Seller Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  Shares of Seller Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.” For the avoidance of doubt, any holder of Dissenter Shares shall not be deemed to have made a Cash Election, Stock Election, or Mixed Election with respect to such Dissenter Shares, and such Dissenter Shares shall not be deemed Cash Election Shares, Stock Election Shares, or Non-Election Shares.

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(c)       To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time on such date as the Parties may mutually agree (the “Election Deadline”), which, in no event, shall be later than 60 calendar days following the Effective Time.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of Seller Common Stock covered by such Election Form, or the guaranteed delivery of such Certificates (or customary affidavits and, if required by the Buyer, indemnification regarding the loss or destruction of such Certificates), together with duly completed transmittal materials.  For the holders of Seller Common Stock who make a Non-Election, subject to Section 3.2(e), the Exchange Agent shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any Seller shareholder may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form.  Any Seller shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates.  All elections shall be revoked automatically if the Exchange Agent is notified in writing by either party that this Agreement has been terminated pursuant to the applicable Section of Article 9 of this Agreement.  If a Seller shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Seller Common Stock held by such Seller shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)       The number of shares of Seller Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 10% of (i) the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time, reduced by (ii) the number of Dissenter Shares (the “Aggregate Cash Limit”) and the number of shares of Seller Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 90% of (i) the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time, reduced by (ii) the number of Dissenter Shares (the “Aggregate Stock Limit”). For the avoidance of doubt, the Dissenter Shares shall not be included in the shares subject to the Aggregate Cash Limit.

(e)       Within seven business days after the Election Deadline, Buyer shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock of rights to receive the Per Share Purchase Price and to distribute such as follows:

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(i)       if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number, and (B) the Stock Consideration for those Cash Election Shares which were not converted into the right to receive Cash Consideration as a result of the Cash Election Number exceeding the Aggregate Cash Limit;

(ii)       if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, and (B) the Cash Consideration for those Stock Election Shares which were not converted into the right to receive Stock Election Shares as a result of the Stock Election Number exceeding the Aggregate Stock Limit; and

(iii)       if the Cash Election Number and the Stock Election Number do not exceed the Aggregate Cash Limit and the Aggregate Stock Limit, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of Seller Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of Seller Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3             Exchange Procedures.

(a)             Promptly after the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of Seller Common Stock may be entitled pursuant to Section 3.7 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3 and Section 3.8, the Exchange Fund will not be used for any other purpose.

(b)             Unless different timing is agreed to by Buyer and Seller, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of Seller appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of Seller Common Stock represented by one or more Certificates that are not registered in the transfer records of Seller, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate representing Seller Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated, or destroyed and, if requested by Buyer, the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. Buyer or its Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of Seller Common Stock is entitled. Certificates evidencing Buyer Common Stock into which Seller Common Stock has been converted will not be issued.

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(c)              Unless different timing is agreed to by Buyer and Seller, after the Effective Time, each holder of shares of Seller Common Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3. The Certificate or Certificates of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 3.3(b)) for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit of loss in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)             Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)              Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of Seller Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any holder of shares of Seller Common Stock who has not theretofore complied with Section 3.3(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of Seller Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Seller Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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(f)              Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

3.4             Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Buyer and shall not be affected by the Merger.

3.5             Seller Options.

(a)       Buyer shall not assume any rights with respect to Seller Common Stock pursuant to stock options or other equity awards granted by Seller (the “Seller Options”) outstanding as of the date of this Agreement or substitute similar awards for any such Seller Options. As provided under Section 10(c) of Seller’s 2005 Equity Incentive Plan, any Seller Option that is not exercised or cashed out on or before the Effective Date (the “Option Termination Date”) will terminate automatically and without any compensation to the holder on the Option Termination Date. Prior to the Effective Time, Seller shall offer to enter into a Stock Option Cash-Out Agreement in the form of Exhibit G with each holder of Seller Options having an exercise price less than $18.00 per share to cash out their Seller Options. Seller shall provide reasonable notice to all holders of Seller Options that such options must be exercised on or prior to the Option Termination Date in order to avoid termination of their Seller Options without consideration.

(b)       Seller’s Board of Directors and its compensation committee shall not make any grants of Seller Options following the execution of this Agreement.

(c)       To the extent permitted under applicable Law and the terms of Seller’s 2005 Equity Incentive Plan, Seller’s Board of Directors or its compensation committee shall make any adjustments and amendments to or make such determinations with respect to the Seller Options necessary to effect the foregoing provisions of this Section 3.5.

3.6             Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of Seller Common Stock (other than Certificates representing Extinguished Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in Article 3.

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3.7             Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Closing Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.8             Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33-13-310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the Certificate or Certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall deliver to such holder of shares of Seller Common Stock the Cash Consideration (without interest) in respect of such shares upon surrender by such holder of the Certificate or Certificates representing such shares of Seller Common Stock held by such holder.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below, as follows:

4.1             Organization, Standing, and Power.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). Greer State Bank is a South Carolina state bank, duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Seller and Greer State Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Seller and Greer State Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each of Seller and Greer State Bank have been made available to Buyer for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective Board of Directors (including any committees of the Board of Directors) and shareholders thereof. Greer State Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

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4.2             Authority of Seller; No Breach by Agreement.

(a)              Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Seller’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, subject to the approval of this Agreement by the holders of 70% of the outstanding shares of Seller Common Stock, which is the only Seller shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite Seller Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such Requisite Seller Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)             Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller and Greer State Bank of the transactions contemplated hereby, nor compliance by Seller and Greer State Bank with any of the provisions hereof, will (i) assuming the Requisite Seller Shareholder Vote, conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the Articles of Incorporation or Bylaws of any Seller Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Seller Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Seller Entity being reassessed or revalued by any Regulatory Authority).

(c)              Except for (a) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, and the South Carolina Board of Financial Institutions, (b) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (c) the filing with the Securities Commissioner an application to request a Fairness Hearing and the issuance of the Fairness Order, (d) the filing of the Certificate of Merger and the Articles of Merger, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of the NASDAQ Stock Market, or that are required under consumer finance, mortgage banking and other similar laws, and (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Seller of this Agreement.

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4.3             Capital Stock.

(a)              The authorized capital stock of Seller consists of 10,000,000 shares of Seller Common Stock, of which 2,489,092 shares are issued and outstanding as of the date of this Agreement, and 200,000 shares of Seller preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. Section 4.3(a) of the Seller Disclosure Memorandum lists all issued and outstanding Seller Options, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

(b)             Except for the 110,900 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Options, as disclosed in Section 4.3(a) of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller.

(c)              Except as specifically set forth in this Section 4.3, there are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase from Seller of, exchange with Seller for, subscription for or issuance of any securities of Seller.

4.4             Seller Subsidiaries.

Seller has no Subsidiaries except as set forth in Section 4.4 of Seller Disclosure Memorandum, and Seller owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien.

4.5             Securities Offerings; Financial Statements.

(a)              Each offering or sale of securities by Seller (i) was made pursuant to a valid registration or exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

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(b)             Each of the Seller Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented the consolidated financial position of Seller and Greer State Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)              Seller’s independent public accountants, which have expressed their opinion with respect to the Seller Financial Statements (including the related notes), are and have been throughout the periods covered by the Seller Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (y) “independent” with respect to Seller within the meaning of Regulation S-X. Except as set forth on Section 4.5(c) of the Seller Disclosure Memorandum, Seller’s independent public accountants have audited Seller’s year-end financial statements, and have reviewed Seller’s interim financial statements, that are included in the Seller Financial Statements. Section 4.5(c) of the Seller Disclosure Memorandum lists all non-audit services performed by Seller’s independent public accountants for Seller or Greer State Bank during the periods covered by the Seller Financial Statements.

4.6             Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of September 30, 2016, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Seller Disclosure Memorandum lists, and Seller has attached and delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c)(2) of Regulation S-K of the Exchange Act) effected by Seller or its Subsidiaries since December 31, 2015 (or with respect to off-balance sheet arrangements, that remain in effect), other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Seller Disclosure Memorandum or as reflected on Seller’s balance sheet at September 30, 2016, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $25,000 and any amounts, whether or not in excess of $25,000 that, in the aggregate, exceed $50,000. Except (x) as reflected in Seller’s balance sheet at September 30, 2016 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since September 30, 2016 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.7             Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement, (i) since December 31, 2012, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect and (ii) since December 31, 2012, the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice. Section 4.7 of the Seller Disclosure Memorandum sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Seller and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Effective Time in connection with the merger transaction contemplated by this Agreement.

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4.8             Tax Matters.

(a)              All Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities shown on any Tax Return have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) filed of record on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b)             None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no pending or, to the Knowledge of the Seller Entities, threatened, disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of the Seller which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)              Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to Governmental Authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d)             The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e)              Except as disclosed in Section 4.8(e) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f)              During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g)             None of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Seller Entities disclosed in Section 4.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

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(h)             Each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)               No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j)               No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k)             No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)               Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)            No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n)             Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods since December 31, 2012, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(o)             No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

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For purposes of this Section 4.8, any reference to the Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Seller or a Seller Entity.

4.9             Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.

(a)              The Seller’s allowance for possible loan or lease losses (the “Allowance”) is, and has been since January 1, 2015, in material compliance with Seller’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects. The Allowance shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present, as of the date thereof, the values of all loans, leases, securities, other real estate owned, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b)             As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, to the Knowledge of Seller, have been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, other real estate owned and financing leases as of October 31, 2016 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer concurrently with the Seller Disclosure Memorandum. Except as disclosed on Section 4.9(b) of the Seller Disclosure Memorandum, neither Seller nor Greer State Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or under the standards of any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any Seller Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

(c)       All securities held by Seller or Greer State Bank, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except for pledges to secure public and trust deposits and Federal Home Loan Bank advances or otherwise disclosed in Section 4.9(c) of the Seller Disclosure Memorandum, none of the securities reflected in the Seller Financial Statements as of December 31, 2015, and none of the securities since acquired by Seller or Greer State Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or Greer State Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

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(d)       All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of Greer State Bank or its customers were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or Greer State Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller nor Greer State Bank, nor to the Seller’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10          Assets.

(a)              Except as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Seller’s Knowledge, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b)             All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c)              The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. Except as disclosed in Section 4.10(c) of the Seller Disclosure Memorandum, none of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)             The Assets of the Seller Entities include all Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted. All real and personal property which is material to the business of Seller or Greer State Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms, and except as disclosed in Section 4.10(d) of the Seller Disclosure Memorandum, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger. All improved real property owned or leased by Seller or Greer State Bank is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

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(e)              Each Seller Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Seller Financial Statements as being owned by a Seller Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Seller Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem Taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a Seller Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a Seller Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)              The Seller Realty and the real property with respect to which a Seller Entity is the lessee (the “Seller Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the Seller Realty, the Seller Leased Real Properties or their uses. Seller has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Seller Realty or the Seller Leased Real Properties which may materially and adversely affect the Seller Realty or the Seller Leased Real Properties or the current use by a Seller Entity thereof.

4.11          Intellectual Property.

Each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Seller Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to Seller’s Knowledge threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged that any Seller Entity has misappropriated any rights to such Intellectual Property. The conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person. No Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, Seller does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and to Seller’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity. Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, to Seller’s Knowledge, no officer, director, or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Seller Entity.

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4.12          Environmental Matters.

(a)       Seller has delivered, or caused to be delivered or made available to Buyer, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports, studies, or correspondence in the possession of any Seller Entity relating to any property owned, leased or operated by any of the Seller Entities. There are no material violations of Environmental Laws on properties that secure loans made by Seller or Greer State Bank.

(b)       There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of the Seller Entities arising under any Environmental Law pending or, to Seller’s Knowledge, threatened against the Seller Entities. To Seller’s Knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Authority or any third party that would give rise to any material liability or obligation on the part of the Seller Entities. Neither of the Seller Entities is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing. Each of the Seller Entities, and, to Seller’s Knowledge, any property in which any of the Seller Entities holds a security interest, is in material compliance with all Environmental Laws.

4.13          Compliance with Laws.

(a)              Seller is a bank holding company duly registered and in good standing as such with the Federal Reserve. Greer State Bank is a state chartered bank in good standing with the South Carolina Board of Financial Institutions.

(b)             Compliance with Permits, Laws and Orders.

(i)       Each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)       None of the Seller Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)       None of the Seller Entities has received any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.

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(iv)       There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (B) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct, any investigation or review (other than regular or routine examinations or inspections) of it or any of its Subsidiaries.

(v)       None of the Seller Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)       Each Seller Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

4.14          Labor Relations.

(a)              No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to any Seller Entity’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other similar job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability, or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations that have not been properly accrued for or otherwise recorded in the books and records of Seller.

(b)             To Seller’s Knowledge, all of the employees employed by Seller and Greer State Bank in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

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(c)              No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Seller Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d)             Section 4.14(d) of the Seller Disclosure Memorandum contains a list of all individuals who are independent contractors of each Seller Entity (separately listed by Seller Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Seller Entity under any applicable Law.

4.15          Employee Benefit Plans.

(a)              Seller has disclosed in Section 4.15(a) of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries or under which employees, retirees, former employees, directors, independent contractors, or their respective dependents, spouses, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Seller Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.” Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 4.15(a) of the Seller Disclosure Memorandum.

(b)             Seller has delivered or made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2013-12, as modified (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions for each Seller Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any Seller Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.

(c)              Each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any and all other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable opinion letter or advisory letter issued to a prototype plan or volume submitter under which the Seller ERISA Plan has been adopted and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Seller Benefit Plan failed to comply with applicable Laws.

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(d)             There has been no material written or, to the Seller’s Knowledge, oral representation or communication with respect to any aspect of the Seller Benefit Plans made to employees of the Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan.

(e)              All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (to the extent required by Law), and there have been no material changes in the information set forth therein.

(f)              To the Seller’s Knowledge, no “Party in Interest” (as defined in ERISA Section 3(14)) or “Disqualified Person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “Prohibited Transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g)             No Seller Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA.

(h)             No Liability under Title IV of ERISA has been or is expected to be incurred by any Seller Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Seller Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any Seller Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated, or other single-employer plan of Seller or of an ERISA Affiliate.

(i)               Except as required under Part 6 of ERISA or Code Section 4980B, no Seller Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

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(j)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment for or related to individual services (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) becoming due from any Seller Entity to any employee, officer, director or independent contractor under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

(k)             Section 4.15(k) of the Seller Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such Seller Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(l)               No Seller Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(m)            Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(n)             All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan. All Seller Entities have, for purposes of the Seller Benefit Plans and all other purposes, correctly classified all individuals performing services for such Seller Entity as common law employees, independent contractors or agents, as applicable.

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(o)             Neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064 or 4066.

(p)             There are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)             Each Seller ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could reasonably be expected to cause the loss of such qualified or tax exempt status.

(r)              With respect to each Seller Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such Seller Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such Seller Pension Plan.

(s)              Each Seller Benefit Plan may be amended or terminated by Seller without the consent of any Person.

(t)               No Seller Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

(u)             Other than employment agreements identified in Section 4.16(a) of the Seller Disclosure Memorandum, no Seller Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code.

(v)             Other than the Seller Benefit Plans identified in Section 4.15 of the Seller Disclosure Memorandum, no Seller Benefit Plan provides for the potential issuance of equity compensation.

(w)       No event has occurred or condition exists that could subject the Seller or any of its ERISA Affiliates to Liability (whether direct or indirect, contingent or otherwise) on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code.

(x)       Each group health plan sponsored, maintained or contributed to by the Seller or any of its ERISA Affiliates (or to which the Seller or any of its ERISA Affiliates is obligated to contribute or otherwise has any liability or contingent liability) satisfies the requirements of the Patient Protection and Affordable Care Act and the regulations and guidance issued thereunder (“PPACA”), such that there is no Tax or penalty that could be imposed pursuant to the PPACA that relates to such group health plan. No condition exists that could cause the Seller or any of its ERISA Affiliates to incur Liability for any assessable payment under Section 4980H of the Code.

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4.16          Material Contracts.

(a)              Except as reflected in the Seller Financial Statements or otherwise disclosed in Section 4.16(a) of the Seller Disclosure Memorandum, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with vendors or customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if the Seller were subject to such reporting requirements (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Seller Contracts”).

(b)             With respect to each Seller Contract, (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived any material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Seller Disclosure Memorandum lists every consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge.

4.17          Privacy of Customer Information.

(a)              Each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural persons (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b)             Each Seller Entity’s collection and use of such IIPI, the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

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4.18          Legal Proceedings.

Except as disclosed in Section 4.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Seller Benefit Plan or any other Person at the request of the Seller Entity or Seller Benefit Plan, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity. No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.

4.19          Reports.

Since Seller’s inception, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Seller Entities may have made immaterial late filings.

4.20          Books and Records.

Seller and each Seller Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with Seller’s existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21          Loans to, and Transactions with, Executive Officers and Directors.

No Seller Entity has, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Seller Entity, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 4.21 of the Seller Disclosure Memorandum sets forth a list of all Loans as of the date hereof by the Seller Entities to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Seller or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. No director or executive officer of Seller or Greer State Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or Greer State Bank.

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4.22          Regulatory Matters.

No Seller Entity or, to Seller’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No Seller Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Seller Disclosure Memorandum, a “Seller Regulatory Agreement”), nor to Seller’s Knowledge, are there any pending or threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Seller Regulatory Agreement. Notwithstanding the foregoing, no representation or warranty is made (or any other action taken) that would involve the disclosure of confidential supervisory information of a Governmental Entity by any Seller Entity to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

4.23          State Takeover Laws.

Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24          Brokers and Finders; Opinion of Financial Advisor.

Except for the Seller Financial Advisor, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.24 of the Seller Disclosure Memorandum lists the fees and expenses that are currently owed to the Seller Financial Advisor and that will be owed to the Seller Financial Advisor as a result of transactions contemplated by this Agreement. Seller has received the written opinion of the Seller Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

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4.25          Board Recommendation.

The Seller’s Board, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of the Seller’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of Seller Common Stock for approval.

4.26          Statements True and Correct.

(a)              No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)             None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the application to be filed by Buyer with the Securities Commissioner will (after taking into account any supplemental or amended information provided prior to approval), when the application is approved, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement/Offering Circular to be mailed to Seller’s shareholders in connection with Seller’s Shareholders’ Meeting, and any other documents to be filed by any Seller Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of the Seller’s Shareholders’ Meeting, as applicable) at the respective time such documents are filed, and with respect to any Proxy Statement/Offering Circular, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Offering Circular or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)              All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27          Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

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5.1             Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is a bank holding company within the meaning of the BHCA, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. The organizational documents for each of Buyer and CresCom Bank (including any and all amendments thereto) have been made available to Seller for its review and are complete and accurate. CresCom Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by CresCom Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.

5.2             Authority; No Breach by Agreement.

(a)              Buyer has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)             Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws, or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c)              Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

5.3             Exchange Act Filings; Offer and Sale of Securities; Financial Statements.

(a)              Buyer has timely filed and made available to Seller all Exchange Act Documents required to be filed by Buyer since December 31, 2014 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents. Each offering or sale of securities by Buyer (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

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(b)             Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Buyer Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c)              Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Buyer within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)             Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

5.4             Reports.

Since January 1, 2012, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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5.5             Brokers and Finders.

Neither Buyer nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.6             Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.7             Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.8             Legal Proceedings.

Except as would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect: (a) there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against Buyer, or to Buyer’s Knowledge, against any director, officer, employee, or agent of Buyer in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer or Employee Benefit Plan of Buyer, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against Buyer; and (b) no claim for indemnity has been made or, to Buyer’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to Buyer and to Buyer’s knowledge, no basis for any such claim exists.

5.9             Compliance; Permits.

(a)       Buyer and each of its Subsidiaries is and, since December 31, 2012, has been in compliance with, all Laws or Orders applicable to the Buyer or any of its Subsidiaries or by which the Buyer or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Since December 31, 2012, no Governmental Authority has issued any notice or notification stating that the Buyer or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)       Buyer and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. No suspension or cancellation of any Permits of the Buyer or any of its Subsidiaries is pending or, to the Knowledge of the Buyer, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer and each of its Subsidiaries is and, since December 31, 2012, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

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5.10          Statements True and Correct.

(a)              No statement, certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)             None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the application to be filed by Buyer with the Securities Commissioner will, when the application is approved, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement/Offering Circular to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Offering Circular, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Offering Circular or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c)              All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1             Affirmative Covenants of Seller and Buyer.

(a)              From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Buyer related to loans or other transactions made by Seller with a value equal to or exceeding $500,000, (v) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $500,000 other than residential mortgage loans for which Seller has a commitment to buy from a reputable investor (for the avoidance of doubt, such limit shall apply to separate extensions of credit and not to the total credit exposure to any Person), (vi) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vii) take no action which would reasonably be expected to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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(b)             From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)              Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2             Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)              amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

(b)             incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that are pre-payable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank and the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c)              repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or as required by this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock;

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(d)             except for this Agreement or upon the exercise of Seller Options, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

(e)              adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f)            except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)             (i) except as contemplated by this Agreement, grant any bonus in excess of an aggregate of $5,000 or increase in compensation or benefits to the employees, officers or directors of any Seller Entity (except in accordance with past practice), (ii) enter into any new commitment or agreement to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any fees or other compensation or other benefits to directors of any Seller Entity, (v) except as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the outstanding Seller Options or authorize cash payments in exchange for any Rights; or (vi) except to the extent required under applicable Law or existing Contracts, accelerate, vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any Seller Entity;

(h)             enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law or this Agreement) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)               adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Seller Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j)               make any change in any Tax or accounting methods, systems of internal accounting controls or schedule of internal audits, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP or at the specific request of Buyer;

(k)             commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages or restrictions upon the operations of any Seller Entity;

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(l)               enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than Contracts covered by Section 6.2(m);

(m)            except in the ordinary course of business consistent with past practice, (i) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $250,000 (for the avoidance of doubt, such limit shall apply to separate extensions of credit and not to the total credit exposure to any Person), in conformity with existing lending policies and practices, (ii) waive, release, compromise, or assign any material rights or claims, or (iii) make any adverse changes in the mix, rates, terms, or maturities of Seller’s deposits and other Liabilities.

(n)             except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or Greer State Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o)             except in the ordinary course of business consistent with past practice, restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p)             make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(q)             establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(r)              take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s)              knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(t)               agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.2;

(u)             maintain Greer State Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Greer State Bank;

(v)             take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger; or

(w)       exercise any discretion under Seller’s 2005 Equity Incentive Plan to permit any holder of Stock Options who elects to exercise any Stock Options (i) to pay the exercise price for any Stock Options in any form other than cash, (ii) to pay or provide for tax withholding as required under the terms of the plan and applicable Law in any manner other than paying cash to Seller or authorizing a Seller Entity to withhold such withholding amounts from cash compensation otherwise payable currently to such holder, or (iii) to defer the payment of any portion of the exercise price or any tax withholding amount past the date of exercise.

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6.3             Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4             Reports.

Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Seller and its Subsidiaries shall also make available to Buyer monthly financial statements, copies of all written materials provided to members of Seller’s Board of Directors in connection with its regular monthly meetings and quarterly call reports promptly following distribution to Seller’s Board of Directors or filing, as applicable. The financial statements of Buyer and Seller, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Buyer and Seller filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports. Seller shall obtain an audit of its consolidated financial statements for the year ending December 31, 2016 as soon as practicable following year-end from Elliott Davis Decosimo, LLC, and promptly provide a copy of the audit report to Buyer following its issuance.

Article 7

ADDITIONAL AGREEMENTS

7.1             Shareholder Approval.

(a)              Seller shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Seller shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the Seller’s Shareholders’ Meeting as soon as reasonably practicable. The Seller’s Board shall recommend that its shareholders approve this Agreement in accordance with the SCBCA (the “Seller Recommendation”) and shall include such recommendation in the Proxy Statement/Offering Circular mailed to shareholders of Seller, except to the extent the Seller’s Board has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Section 7.1(b) and 7.3, Seller shall solicit and use its reasonable best efforts to obtain the Requisite Seller Shareholder Vote.

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(b)             Neither Seller’s Board nor any committee thereof shall, except as expressly permitted by this Section 7.1(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Seller Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Requisite Seller Shareholder Vote, the Seller's Board may make an Adverse Recommendation Change if and only if (A) a material development or material change in circumstance occurs, arises or becomes known to Seller’s Board after the date of this Agreement (such material development or change in circumstances being referred to as an “Intervening Event”) and Seller’s Board determines in good faith, after consultation with Seller’s outside counsel, that in light of such Intervening Event an Adverse Recommendation Change is required in order for Seller’s Board to comply with its fiduciary obligations to Seller’s shareholders under applicable Law, or (B):

(i)              the Seller’s Board determines in good faith, after consultation with the Seller Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(ii)            the Seller’s Board determines in good faith, after consultation with Seller’s outside counsel, that a failure to accept such Superior Proposal would result in the Seller’s Board breaching its fiduciary duties to the Seller and its shareholders under applicable Law;

(iii)          the Seller’s Board provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);

(iv)           after providing such Notice of Recommendation Change, Seller shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Seller Board to proceed without an Adverse Recommendation Change (provided, however, that the Buyer shall not be required to propose any such adjustments); and

(v)             the Seller's Board, following such five business day period, again determines in good faith, after consultation with the Seller Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to the Seller and its shareholders under applicable Law.

Notwithstanding any other provision of this Agreement, except to the extent prohibited by the SCBCA as determined by Seller after consultation with Seller’s outside counsel, Seller shall submit this Agreement to its shareholders at the Seller’s Shareholders’ Meeting even if the Seller’s Board has made an Adverse Recommendation Change, in which case the Seller’s Board may communicate the Adverse Recommendation Change and the basis for it to the shareholders of Seller in the Proxy Statement/Offering Circular or any appropriate amendment or supplement thereto.

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7.2             Fairness Hearing; Proxy Statement/Offering Circular; Securities Act Compliance.

(a)       Buyer shall prepare and cause to be filed with the Securities Division of the Office of the South Carolina Attorney General (the “Securities Commissioner”) an application under Section 35-1-202(9) of the South Carolina Uniform Securities Act of 2005, and shall request a hearing on the fairness of the terms and conditions of the Merger and the issuance of an order (the “Fairness Order”) stating that the Securities Commissioner approves the terms and conditions of the Merger based on the Securities Commissioner’s determination that the terms and conditions of the Merger are fair from a financial point of view to the Seller’s shareholders (the “Fairness Hearing”). The Parties shall use their reasonable best efforts to cause the Securities Commissioner to issue a Fairness Order approving the terms and conditions of the Merger at such a hearing in a manner that will cause the issue of the Buyer Common Stock to the holders of Seller Common Stock in the Merger to qualify for the exemption from registration set forth in Section 3(a)(10) of the Securities Act, including, but not limited to, mailing a timely notice of hearing to the holders of Seller Common Stock and providing them with the opportunity to attend and participate in the hearing (the “Hearing Notice”); provided, however, that the Parties shall not be required to modify any of the terms of this Agreement or the Merger in order to cause the Securities Commissioner to approve the fairness of such terms and conditions.

(b)       In the event that the Securities Commissioner issues the Fairness Order, Buyer agrees to prepare a disclosure statement to be furnished to the holders of Seller Common Stock in the Merger (the “Disclosure Statement”). The Disclosure Statement may incorporate by reference the Proxy Statement/Offering Circular and shall include such other information, documents and materials as appropriate in order for the holders of Seller Common Stock to make a fully informed investment decision with respect to the exchange of shares of Seller Common Stock for shares of Buyer Common Stock pursuant to this Agreement. Buyer, Seller, and their respective legal, financial and accounting advisors shall have the right to review, comment upon and consult with Buyer, Seller, and their respective counsel regarding the Fairness Hearing application, the Hearing Notice, and the Disclosure Statement prior to their filing, printing and distribution. Seller agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the Seller Financial Advisor and its independent auditor in connection with the Disclosure Statement and the Proxy Statement/Offering Circular. Each of Seller and Buyer agrees to use its reasonable best efforts to cause the Disclosure Statement (together with the Proxy Statement/Offering Circular), to be mailed to the holders of Seller Common Stock as promptly as reasonably practicable after issuance of the Fairness Order, with Seller bearing the printing and mailing expense. The Disclosure Statement shall comply as to form in all material respects with Rule 10b-5 of the Exchange Act and applicable securities Laws. If, at any time prior to the Seller Shareholders’ Meeting, there shall occur any event that should be disclosed in an amendment or supplement to the Disclosure Statement or Proxy Statement/Offering Circular, Seller and Buyer shall use their commercially reasonable efforts to promptly prepare and mail to Seller’s shareholders such amendment or supplement.

(c)       Each of Buyer and Seller and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to obtain any necessary federal securities Law and state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Parties anticipate that Buyer Common Stock shall be issued in reliance upon the exemption from the registration requirements of Section 5 of the Securities Act set forth in Section 3(a)(10) thereof, assuming approval of the terms and conditions of the Merger pursuant to the Fairness Hearing and the issuance of the Fairness Order.. In the event that either (i) Buyer elects not to request the Fairness Hearing, (ii) the Fairness Hearing is not available to Buyer, (iii) the Fairness Hearing is available to Buyer but the Securities Commissioner does not issue the Fairness Order, or (iv) the exemption from registration under Section 3(a)(10) of the Securities Act is otherwise not available in connection with the Merger, then the Parties will cooperate to determine a commercially reasonable alternative exemption that can be relied upon or alternative structure that will allow the Merger to be completed on the terms described herein.

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(d)       Prior to the Effective Time, Buyer shall notify the NASDAQ Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

7.3             Other Offers, etc.

(a)    From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Seller Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Seller Shareholder Vote, this Section 7.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) the Seller’s Board shall have determined in good faith, after consultation with the Seller Financial Advisor and the Seller’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) the Seller’s Board concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to the Seller and its shareholders, (D) (1) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice (which may be by electronic mail) of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least two business days’ prior written notice of a meeting of the Seller’s Board at which meeting the Seller’s Board is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Seller shall keep Buyer reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)             In addition to the obligations of Seller set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)              Seller shall, and shall cause its and its Subsidiary's directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)             Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rule will in no way eliminate or modify the effect that any action pursuant to such Rule would otherwise have under this Agreement.

7.4             Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5             Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6             Investigation and Confidentiality.

(a)              Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller, and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

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(b)             In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)              Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d)             Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

7.7             Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8             Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

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7.9             Employee Benefits and Contracts.

(a)       All persons who are employees of the Seller Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become at-will employees of CresCom Bank or one of its subsidiaries; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or CresCom Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of Buyer or CresCom Bank and in accordance with the Bylaws of Buyer or CresCom Bank. All of the Continuing Employees shall be employed at the will of CresCom Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement

(b)       As of the Effective Time, each Continuing Employee shall be eligible to participate in each of Buyer’s Employee Benefit Plans with full credit for prior service with Seller and any other Seller Entity solely for purposes of eligibility and vesting, except that such service shall also be credited for purposes of calculating benefits under Buyer’s standard severance policy. For the avoidance of doubt, each Continuing Employee who is terminated involuntarily other than for cause (as determined by the Buyer) will be eligible to receive severance benefits under Buyer’s standard severance policy for its employees, an accurate and complete description of which has been provided to Seller, in addition to outplacement assistance; provided, however, that any Continuing Employees who are eligible to receive severance benefits, change of control benefits or any payments that are enhanced on account of the Merger pursuant to an individual employment arrangement, change of control arrangement or deferred compensation plan other than any Retention Bonus Agreement shall not be eligible to receive severance benefits under Buyer’s standard severance policy or outplacement assistance.

(c)       As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or CresCom Bank employees. With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Seller plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Seller Employee Benefit Plan during that plan year prior to the transition effective date.

(d)       Seller shall use its reasonable best efforts to cause each of Seller’s directors who are also employees of Seller or Greer State Bank to execute and deliver an Employee Director Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit B.

(e)       Seller shall use its reasonable best efforts to cause each of Seller’s directors who are not employees of Seller or Greer State Bank to execute and deliver a Non-Employee Director Non-Competition Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit C.

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(f)       Seller shall use its reasonable best efforts to cause each of Seller’s executive officers and directors to execute and deliver a Shareholder Support Agreement dated as of the date hereof in the form of Exhibit D pursuant to which he or she will vote his or her shares of Seller Common Stock in favor of this Agreement and the transactions contemplated hereby.

(g)       No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement.

(h)       Seller shall use its reasonable best efforts to cause the employees designated by Buyer to execute a CresCom Merger / Retention Bonus Agreement in the form of Exhibit F.

(i)       Consistent with applicable Law, Seller shall use its reasonable best efforts to cause each holder of Seller Options having an exercise price less than $18.00 per share to enter into a Stock Option Cash-Out Agreement in the form of Exhibit G.

Upon not less than 10 days’ notice prior to the Closing Date from Buyer to Seller, Seller shall cause the adoption of resolutions (which are acceptable to Buyer) by each applicable Seller Entity’s Board of Directors terminating, amending or causing other appropriate modification of each Seller Benefit Plan as specified by Buyer in such notice, effective as of the date which immediately precedes the Closing Date or as of the Closing Date (as shall be specified in such notice), provided that (a) Seller shall be required to take such action only with respect to Seller Benefit Plans that may unilaterally be terminated, amended or modified, as applicable, as requested by Buyer, by a Seller Entity in accordance with the terms of the plan and applicable Law, (b) Seller shall not be required to take such action if and to the extent it would cause a plan participant to be denied a benefit, or vesting of a benefit, that the participant would have been entitled to under the plan if the plan had not been so terminated, amended or modified at or prior to the Effective Time; and (c) for the avoidance of doubt, any reasonable costs or expenses that are incurred by a Seller Entity in connection with such termination, amendment or modification (including without limitation the payment of any benefits or compensation) shall be considered reasonable expenses incurred by a Seller Entity in connection with the Merger and excluded from the calculation of Seller’s shareholders’ equity under Section 8.2(g). Upon such action, participants in such applicable Seller Benefit Plans that are Seller ERISA Plans shall be 100% vested in their account balances or other applicable plan benefits.

7.10          Section 16 Matters.

Prior to the Effective Time, Seller and Buyer shall take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Seller agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.10.

7.11          Indemnification.

(a)              Buyer shall indemnify, defend, and hold harmless the present and former directors and executive officers of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of a Seller Entity or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including service in connection with the transactions contemplated by this Agreement) to the fullest extent permitted under the DGCL, the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by the Articles of Incorporation and Bylaws of Seller and Greer State Bank as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

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(b)             Prior to the Effective Time, Buyer shall purchase, or shall direct Seller to purchase, an extended reporting period endorsement under Seller’s existing directors’ and officers’ liability insurance coverage (“Seller Entities’ D&O Policies”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Seller Entities’ D&O Policies. The directors and officers of Seller shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage (including bankers’ professional liability, cyber and employment practices coverage) following the Effective Time for six years or such lesser period of time as can be purchased for an aggregate amount equal to 230% of the current annual premiums for the Seller Entities’ D&O Policies (the “Premium Multiple”). If Buyer is unable to obtain or maintain the insurance coverage called for in this Section 7.11(b), then Buyer shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

(c)              Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)             If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

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(e)              The provisions of this Section 7.11 are intended to be for the benefit of, shall be enforceable by, and may not be modified without the prior written consent of each Indemnified Party and their respective heirs and legal and personal representatives.

7.12          Charitable Contribution.

Prior to the Effective Time, Buyer shall fund a $100,000 aggregate commitment to a philanthropic fund to be dedicated to Seller’s markets.

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1             Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)             Shareholder Approval. The shareholders of Seller shall have approved this Agreement by the Requisite Seller Shareholder Vote, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s Articles of Incorporation and Bylaws.

(b)             Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)             Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Seller shall have obtained the Consents listed in Section 8.1(c) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)             Application with the Securities Commissioner. The application filed by Buyer with the Securities Commissioner under Section 35-1-202(9) of the South Carolina Uniform Securities Act of 2005 to request a hearing on the fairness of the terms and conditions of the Merger shall have been approved, and the Securities Commissioner shall have issued the Fairness Order approving the terms and conditions of the Merger and stating that the Merger is fair from a financial point of view to the Seller’s shareholders.

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(e)             Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(f)              Exchange Listing. Buyer shall have filed with the NASDAQ Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and the NASDAQ Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

8.2             Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a)              Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)             Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)              Officers’ Certificate. Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Seller and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), and 8.2(i) have been satisfied.

(d)             Secretary’s Certificate. Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the Articles of Incorporation of the Seller as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Seller; (iii) a copy of the Bylaws of the Seller as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Seller’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than 10 days prior to the Closing Date) certifying that the Seller is a registered bank holding company, (vi) a copy of the Articles of Incorporation of Greer State Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the Bylaws of Greer State Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Board of Financial Institutions (dated not more than 10 days prior to the Closing Date) as to the good standing of Greer State Bank, and (ix) a certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that Greer State Bank is an insured depository institution.

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(e)              Non-Competition Agreements; Shareholder Support Agreements. The Employee Director Non-Competition Agreements in the form attached hereto as Exhibit B shall have been executed by each member of Seller’s Board of Directors who is also an employee of Seller or Greer State Bank and delivered to Buyer. The Non-Employee Director Non-Competition Agreements in the form attached hereto as Exhibit C shall have been executed by the members of the Seller’s Board of Directors who are not employed by Seller or Greer State Bank and delivered to Buyer. The Shareholder Support Agreements in the form attached hereto as Exhibit D shall have been executed by each of the directors and Executive Officers and delivered to Buyer. Each of the directors and Executive Officers shall have executed claims letters in the form attached hereto as Exhibit E and delivered the same to Buyer. Seller shall have complied in all material respects with Section 7.9(e) and (h).

(f)              Notices of Dissent. Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of Seller Common Stock.

(g)             Shareholders Equity; Allowance for Loan Losses. At the end of the calendar month immediately preceding the Effective Time, Seller’s shareholders’ equity (as reflected in Seller’s unaudited interim balance sheet as of such month end) shall not be less than the Equity Floor, provided that for this purpose, Seller’s shareholders’ equity shall be adjusted to exclude (i) reasonable expenses incurred by a Seller Entity in connection with the Merger, (ii) accumulated other comprehensive income and (iii) gains and losses on the sale of securities by any Seller Entity or the extinguishment of debt of any Seller Entity. The “Equity Floor” is an amount equal to $25,750,000. Seller and Greer State Bank shall calculate Seller’s shareholders’ equity (including but not limited to the determination of Greer State Bank’s allowance for loan losses) in a manner consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Seller and Greer State Bank and used in the preparation of the Seller Financial Statements.

(h)               2016 Audit. Elliott Davis Decosimo, LLC shall have completed its audit of Seller’s consolidated financial statements for the year ending December 31, 2016 and a copy of the audit report shall have been made available to Buyer.

(i)                No Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect from the September 30, 2016 balance sheet to the Effective Time with respect to Seller or Greer State Bank.

(j)        Bank Merger. The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

8.3             Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.6(b):

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(a)              Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.5 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.5) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)             Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)              Officers’ Certificate. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

(d)             Secretary’s Certificate. Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the Certificate of Incorporation of the Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not more than 10 days prior to the Closing Date) of the Secretary of State of the State of Delaware as to the good standing of the Buyer; (iii) a copy of the Bylaws of the Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Buyer’s Board of Directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve (dated not more than 10 days prior to the Closing Date) certifying that the Buyer is a registered bank holding company, (vi) a copy of the Articles of Incorporation of CresCom Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the Bylaws of CresCom Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina Board of Financial Institutions (dated not more than 10 days prior to the Closing Date) as to the good standing of CresCom Bank, and (ix) a certificate of the FDIC (dated not more than 10 days prior to the Closing Date) certifying that CresCom Bank is an insured depository institution.

(e)              Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.

(f)              No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect from the September 30, 2016 balance sheet to the Effective Time with respect to Buyer.

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Article 9
TERMINATION

9.1             Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)              By mutual written agreement of Buyer and Seller; or

(b)             By Buyer or Seller (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)              By Buyer or Seller in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite Seller Shareholder Vote is not obtained at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)             By Buyer or Seller in the event that the Merger shall not have been consummated by June 30, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)              By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the Seller’s Board shall have made an Adverse Recommendation Change; (ii) the Seller’s Board shall have failed to reaffirm the Seller Recommendation within 10 business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Seller shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)              By Seller, prior to the Requisite Seller Shareholder Vote (and provided that Seller has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3), in order to enter into a Superior Proposal.

9.2             Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

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9.3             Termination Fee.

(a)              If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Seller shall, on the date of termination, pay to Buyer the sum of $1,600,000 (the “Termination Fee”) within five business days of the termination date. The Termination Fee shall be paid to Buyer in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(b)             In the event that (i) an Acquisition Proposal with respect to Seller shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Seller, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Seller, in either case after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Seller or Buyer pursuant to Section 9.1(d) (if the Requisite Seller Shareholder Vote has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by Seller or Buyer pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, Seller consummates, or enters into a definitive agreement to consummate, an Acquisition Transaction in which, as applicable, the acquirer acquires a majority of the total outstanding voting securities of Seller or Greer State Bank, the shareholders of Seller immediately preceding the transaction hold less than a majority of the equity interests of the surviving or resulting entity or the acquirer acquires more than 50% of the assets of Seller, then Seller shall on the earlier of the date such Acquisition Transaction is consummated or such definitive agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(c)              The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4             Non-Survival of Representations and Covenants.

Except for Article 2, Sections 7.6(b), 7.8, 7.9, and 7.11, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1          Definitions.

(a)              Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in Section 7.3 of the Agreement.

“Acquisition Proposal” means any proposal that is communicated to Seller’s chief executive officer, chief financial officer or Board of Directors or publicly announced to Seller’s shareholders by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

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“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the closing sale prices of Buyer Common Stock on the NASDAQ Capital Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Seller) for the ten full trading days ending on the day preceding the date on which the Effective Time is to occur.

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“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5 of the Agreement, and the form attached hereto as Exhibit A.

“Bank Merger” shall have the meaning as set forth in Section 1.5 of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Exchange Act Reports” shall have the meaning as set forth in the Section 5.3(a) of the Agreement.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of September 30, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended September 30, 2016, and for each of the three fiscal years ended December 31, 2015, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to September 30, 2016.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Buyer, or (E) changes generally affecting the economy or financial or securities markets, except, with respect to clauses (A), (B), and (E), to the extent that the effects of such change or changes are disproportionately adverse to the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, as compared to other community banks and their holding companies in the Southeastern United States. Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.

“Buyer Awards” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

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“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Certificate of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DGCL” shall mean the Delaware General Corporation Law.

“Director Non-Competition Agreement” shall have the meaning as set forth in Section 7.9(f) of the Agreement.

“Disclosure Statement” shall have the meaning as set forth in Section 7.2(b) of the Agreement.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

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“Effective Date” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, phantom stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Floor” shall have the meaning as set forth in Section 8.2(g) of the Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date of this Agreement.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

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“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Executive Officers” means the Chief Executive Officer, President and Chief Financial Officer of Seller and the Chief Executive Officer, President and Chief Financial Officer of Greer State Bank.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Fairness Hearing” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Fairness Order” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond, as applicable.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

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“Hearing Notice” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chief executive officer or chief financial officer of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

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“Loan” means all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Seller Entities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Off-Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Option Termination Date” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Party” means Seller or Buyer, as applicable, and “Parties” means Seller and Buyer.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer Material Adverse Effect or Seller Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

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“PPACA” shall have the meaning as set forth in Section 4.15(x) of the Agreement.

“Premium Multiple” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement/Offering Circular” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“RCRA” shall have the meaning as set forth in the definition of “Environmental Laws” set forth above.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ Stock Market, the Financial Industry Regulatory Authority, Inc., the South Carolina Board of Financial Institutions, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite Seller Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Commissioner” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

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“Seller” shall have the meaning as set forth in the introduction of the Agreement.

“Seller Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller’s Board” shall mean the Board of Directors of Seller.

“Seller Common Stock” means the $5.00 par value common stock of Seller.

“Seller Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Seller Disclosure Memorandum” means the written information entitled “Seller Disclosure Memorandum” delivered with this Agreement, it being understood that a disclosure in any section of the Seller Disclosure Memorandum shall be deemed to have been set forth in all other applicable sections of the Seller Disclosure Memorandum where it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections of the Seller Disclosure Memorandum, notwithstanding the omission of any cross-reference to such other section, and it being understood further that the inclusion of any disclosure on the Seller Disclosure Memorandum does not make such disclosure a material disclosure.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller Entities’ D&O Policies” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“Seller ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Financial Advisor” means Raymond James & Associates, Inc.

“Seller Financial Statements” means (i) the consolidated balance sheets of Seller as of September 30, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended September 30, 2016, and for each of the three fiscal years ended December 31, 2015, as filed by Seller with the Federal Reserve, and (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) as filed by Seller with the Federal Reserve, filed with respect to periods ended subsequent to September 30, 2016.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees, or (E) changes generally affecting the economy or financial or securities markets, except, with respect to clauses (A), (B), and (E), to the extent that the effects of such change or changes are disproportionately adverse to the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, as compared to other community banks and their holding companies in the Southeastern United States

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“Seller Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Seller Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Recommendation” shall have the meaning as set forth in Section 7.1(a) of the Agreement.

“Seller Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“Seller’s Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Seller Subsidiaries” means the Subsidiaries, if any, of Seller. As of the date of this Agreement, the Seller Subsidiaries are Greer State Bank, Greer Capital Trust I, and Greer Capital Trust II.

“Shareholder Support Agreements” shall have the meaning as set forth in Section 7.9(f) of the Agreement.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Seller Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Seller which the Seller’s Board (after consultation with the Seller Financial Advisor and the Seller’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to the Seller’s Shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Buyer in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

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“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger as set forth in Section 1.1 of the Agreement.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b)             Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2          Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at or prior to Closing and prior to the Effective Time.

10.3          Brokers and Finders.

Except for the Seller Financial Advisor as to Seller, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller or Buyer, each of Seller or Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Seller has provided a copy of the Seller Financial Advisor’s engagement letter and expected fee for its services as disclosed in Section 10.3 of the Seller Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

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10.4          Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.11.

10.5          Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Requisite Seller Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that (a) reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock or (b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Seller Common Stock.

10.6          Waivers.

(a)              Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officers, or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)             Prior to or at the Effective Time, Seller, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c)              The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

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10.7          Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8          Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:	Carolina Financial Corporation
288 Meeting Street
Charleston, SC 29401
Attention: Jerold L. Rexroad

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, SC 29601
Attention: Neil E. Grayson

Seller:	Greer Bancshares Incorporated
1111 West Poinsett Street
Greer, SC 29650
Attention: J. Richard Medlock, Jr.

Copy to Counsel:	Wyche, P.A.
44 East Camperdown Way
Greenville, SC 29601
Attention: Andrew B. Coburn

10.9          Governing Law; Jurisdiction.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Charleston, South Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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10.10       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11       Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12       Interpretations.

(a)       Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)       No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

10.13       Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14       Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CAROLINA FINANCIAL CORPORATION
(BUYER)

By:	/s/ Jerold L. Rexroad
Jerold L. Rexroad
President and Chief Executive Officer

Greer Bancshares INCORPORATED
(Seller)

By:	/s/ J. Richard Medlock, Jr.
J. Richard Medlock, Jr.
President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

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Exhibit A

Form of Bank Agreement of Merger

AGREEMENT OF MERGER

OF

GREER STATE BANK

WITH AND INTO

CRESCOM BANK

THIS AGREEMENT AND PLAN OF MERGER, dated as of __________________, 2016 (this “Agreement”), is made and entered into between CresCom Bank, a South Carolina state bank (“CresCom”), and Greer State Bank, a South Carolina state bank (“Greer”).

WITNESSETH:

WHEREAS, CresCom, a banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 288 Meeting Street, Charleston, South Carolina, has authorized capital stock consisting of 2,800,000 shares of common stock, par value $0.01 per share, of which 618,500 shares of common stock are issued and outstanding as of the date hereof, and 200,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued and outstanding as of the date hereof;

WHEREAS, Greer, a banking corporation duly organized and existing under the laws of the State of South Carolina with its main office located at 1111 West Poinsett Street, Greer, South Carolina, has authorized capital stock consisting of __________ shares of common stock, par value $__________ per share, of which __________ shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Carolina Financial Corporation, the holding company of CresCom (“CresCom Parent”), and Greer Bancshares Incorporated, the holding company of Greer (“Greer Parent”), are parties to that certain Agreement and Plan of Merger, dated as of November 7, 2016 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Greer Parent shall merge with and into CresCom Parent (the “Parent Merger”), whereby CresCom Parent shall be the surviving corporation;

WHEREAS, the respective boards of directors of CresCom and Greer, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

THE MERGER

1.1        Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, as the Effective Time (as hereinafter defined), Greer shall be merged with and into CresCom, pursuant to the provisions of, and with the effect provided in, applicable law (said transaction, the “Merger”) and the corporate existence of Greer shall cease. CresCom shall continue its corporate existence under the laws of the State of South Carolina and shall be the entity surviving the Merger (the “Surviving Bank”). The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

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1.2        Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.3 below), the Articles of Incorporation of CresCom, attached hereto as Exhibit A, shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of CresCom, attached hereto as Exhibit B, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

1.3        Effective Time of Merger

The Merger shall become effective at such time and date as are agreed to by CresCom and Greer, subject to the approval of the Federal Deposit Insurance Corporation (the “FDIC”) and the South Carolina Board of Financial Institutions, or such other time and date as shall be provided by applicable law or regulation. The date and time of such effectiveness is referred to as the “Effective Time.”

1.4        Effect of Merger

All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time of the Merger.

1.5        Business of Surviving Bank

The business of the Surviving Bank after the Merger shall continue to be that of a South Carolina banking corporation and shall be conducted at its main office, which shall be located at 288 Meeting Street, Charleston, South Carolina, and at legally established branches.

1.6        Directors

Upon consummation of the Merger, the directors of the Surviving Bank shall be the persons serving as directors of CresCom immediately prior to the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

ARTICLE II

TREATMENT OF SHARES

2.1        Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Greer common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of CresCom common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

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ARTICLE III

CONDITIONS PRECEDENT

3.1        Conditions

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of CresCom and Greer in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable Articles of Incorporation or Bylaws or otherwise provided by law.

(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c) No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

(d) Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

ARTICLE IV

TERMINATION AND AMENDMENT

4.1        Termination

Notwithstanding the approval of this Agreement by the shareholders of CresCom or Greer, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

4.2        Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE V

MISCELLANEOUS

5.1       Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

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5.2        Further Assurances

If, at any time, the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Greer or otherwise carry out the provisions hereof, the proper officers and directors of Greer, as of the Effective Date, and thereafter the officers of the surviving entity acting on behalf of Greer, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

5.3        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to any applicable conflicts of law, except to the extent federal law may be applicable.

5.4        Successors and Assigns

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5        Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

A-4

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

CRESCOM BANK

By:
David L. Morrow
President and Chief Executive Officer

GREER STATE BANK

By:
J. Richard Medlock, Jr.
President and Chief Executive Officer

[Signature page to the Bank Agreement of Merger]

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EXHIBIT A

Articles of Incorporation of CresCom Bank

A-6

EXHIBIT B

Bylaws of CresCom Bank

A-7

Exhibit B

Form of Employee Director Non-Competition Agreement

EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT

THIS EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of November __, 2016, between Carolina Financial Corporation (“Buyer”), a corporation organized under the laws of the State of Delaware and the holding company of CresCom Bank (“CresCom”), with its principal offices at 288 Meeting Street, Charleston, South Carolina 29401, and the undersigned director (“Director”) of Greer Bancshares Incorporated (“Seller”), a corporation organized under the laws of the State of South Carolina and the holding company for Greer State Bank (the “Bank” and, together with the Seller, “Greer”), with its principal office at 1111 West Poinsett Street, Greer, South Carolina 29650, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Buyer and Seller.

WHEREAS, the Boards of Directors of Buyer and Seller have determined that the acquisition of Seller by Buyer (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the stockholders of Buyer and the shareholders of Seller and is consistent with, and in furtherance of, their respective business strategies; and

WHEREAS, the parties hereto acknowledge that Director, as an employee and a director of Seller and Bank, occupies a unique position of trust and confidence with respect to Greer, is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of Greer; and

WHEREAS, following the Merger, Director may join the Upstate Advisory Board of CresCom Bank; and

WHEREAS, the Board of Directors of Buyer has determined that it is in the best interests of Buyer and its shareholders to protect the business and goodwill associated with the business of Greer by strengthening restrictions on the Director’s ability to enter into certain competitive business activities following the completion of the Merger; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, the Director has agreed to accept such limitations on his ability to compete with the Buyer or CresCom following the Merger as an inducement for Buyer to execute the Merger Agreement;

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller, including, respectively, CresCom Bank and Greer State Bank.

(b)       “Confidential Information” means all information regarding Seller, Buyer, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Seller, Buyer or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

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(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.       Nondisclosure of Confidential Information.

(a)       Nondisclosure of Confidential Information. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Buyer’s Chief Executive Officer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer; provided that Director shall keep the Confidential Information of third parties (such as customers) for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that trading in Buyer or Seller securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and Buyer’s policies regarding insider trading in effect from time to time.

(b)       Enforceability of Covenants. Director and Buyer agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Seller and Buyer to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Seller, Buyer, or any Affiliated Company under federal, state or local law.

3.       Nonrecruitment and Nonsolicitation Covenants.

(a)       Nonrecruitment of Employees. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or recruit for employment or encourage to leave employment with Buyer or any of Buyer’s Affiliated Companies, any employee of Buyer or of any Buyer’s Affiliated Companies with whom Director worked during Director’s services as a director of Seller or any Seller Affiliated Company and who performed services for Seller, Buyer, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Seller, Buyer or any of their Affiliated Companies for a period of not less than one year.

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(b)       Nonsolicitation of Customers. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Seller, Buyer or any of their Affiliated Companies with whom Director had material contact on behalf of Seller or Bank in the course of Director’s service as a director of Seller or Bank.

(c)       Noncompetition. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent shall not be unreasonably withheld by Buyer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Buyer or any Buyer Affiliated Company with respect to Business Activities; provided, however, that for purposes of this Section 3(c) only, Director shall not be prohibited from serving as an employee of or a consultant to a Person engaged in Business Activities in a role that is focused exclusively on providing financial management or internal audit services that entail no interaction with existing or prospective customers of such Person. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Buyer, Seller or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Director agrees that the marketplace in which CresCom would conduct its Business Activities as of the effective time of the Merger includes Greenville and Spartanburg Counties of South Carolina. For purposes of this Section 3(c), the “Restricted Area” shall be defined as Greenville and Spartanburg Counties of South Carolina. Director agrees that the Restricted Area is narrowly tailored to protect CresCom’s interest in customer relationships and goodwill, all of which are being acquired based on the Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d)       Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller and Bank that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller and Bank and, if applicable after the Effective Time, as an advisory director of CresCom, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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4.       Successors.

(a)       This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Buyer and any of its Affiliated Companies and their successors and assigns.

5.       Miscellaneous.

(a)       Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

(d)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

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To Buyer:	Carolina Financial Corporation
288 Meeting Street
Charleston, South Carolina 29401
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)       Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

CAROLINA FINANCIAL corporation

By:
Name:
Title:

DIRECTOR

Address:

[Signature page to Employee Director Non-Competition Agreement]

B-6

Exhibit C

Form of Non-Employee Director Non-Competition Agreement

NON-EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT

THIS NON-EMPLOYEE DIRECTOR NON-COMPETITION AGREEMENT (the “Agreement”) is entered into as of November __, 2016, between Carolina Financial Corporation (“Buyer”), a corporation organized under the laws of the State of Delaware and the holding company of CresCom Bank (“CresCom”), with its principal offices at 288 Meeting Street, Charleston, South Carolina 29401, and the undersigned director (“Director”) of Greer Bancshares Incorporated (“Seller”), a corporation organized under the laws of the State of South Carolina and the holding company for Greer State Bank (the “Bank” and, together with the Seller, “Greer”), with its principal office at 1111 West Poinsett Street, Greer, South Carolina 29650, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between Buyer and Seller.

WHEREAS, the Boards of Directors of Buyer and Seller have determined that the acquisition of Seller by Buyer (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the stockholders of Buyer and the shareholders of Seller and is consistent with, and in furtherance of, their respective business strategies; and

WHEREAS, the parties hereto acknowledge that Director, as a director of Seller and Bank, occupies a unique position of trust and confidence with respect to Greer, is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement; and

WHEREAS, the parties further acknowledge that, by virtue of this position, the Director has acquired significant knowledge relating to the business of Greer; and

WHEREAS, following the Merger, Director may join the Upstate Advisory Board of CresCom Bank; and

WHEREAS, the Board of Directors of Buyer has determined that it is in the best interests of Buyer and its shareholders to protect the business and goodwill associated with the business of Greer by strengthening restrictions on the Director’s ability to enter into certain competitive business activities following the completion of the Merger; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, the Director has agreed to accept such limitations on his ability to compete with the Buyer or CresCom following the Merger as an inducement for Buyer to execute the Merger Agreement;

NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       Certain Definitions.

(a)       “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller, including, respectively, CresCom Bank and Greer State Bank.

(b)       “Confidential Information” means all information regarding Seller, Buyer, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Seller, Buyer or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Seller, Buyer or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller or Buyer or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a person or entity prior to receipt of such Confidential Information, directly or indirectly, from the Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

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(c)       Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2.       Nondisclosure of Confidential Information.

(a)       Nondisclosure of Confidential Information. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or authorize or direct others to use any such Confidential Information, directly or indirectly, without the prior express written consent of the Buyer’s Chief Executive Officer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer; provided that Director shall keep the Confidential Information of third parties (such as customers) for an indefinite period of time. If required to disclose such information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information. Director also acknowledges and agrees that trading in Buyer or Seller securities using Confidential Information or non-public information may violate federal and state securities laws and, if and so long as Director is a member of the Upstate Advisory Board of CresCom Bank or otherwise possesses material non-public information about Buyer, agrees to comply with such securities laws and Buyer’s policies regarding insider trading in effect from time to time.

(b)       Enforceability of Covenants. Director and Buyer agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Seller and Buyer to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Seller, Buyer, or any Affiliated Company under federal, state or local law.

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3.       Nonrecruitment and Nonsolicitation Covenants.

(a)       Nonrecruitment of Employees. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or recruit for employment or encourage to leave employment with Buyer or any of Buyer’s Affiliated Companies, any employee of Buyer or of any Buyer’s Affiliated Companies with whom Director worked during Director’s services as a director of Seller or any Seller Affiliated Company and who performed services for Seller, Buyer, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Seller, Buyer or any of their Affiliated Companies for a period of not less than one year.

(b)       Nonsolicitation of Customers. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Seller, Buyer or any of their Affiliated Companies with whom Director had material contact on behalf of Seller or Bank in the course of Director’s service as a director of Seller or Bank.

(c)       Noncompetition. Director hereby agrees that until the later of two years following the Effective Time of the Merger or one year following the termination of service as an advisory director of CresCom (if applicable), Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent shall not be unreasonably withheld by Buyer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any Person (including, without limitation, any new financial institution) as a director, consultant, officer, employee, agent or shareholder that competes in the Restricted Area with Buyer or any Buyer Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by Buyer, Seller or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Director agrees that the marketplace in which CresCom would conduct its Business Activities as of the effective time of the Merger includes Greenville and Spartanburg Counties of South Carolina. For purposes of this Section 3(c), the “Restricted Area” shall be defined as Greenville and Spartanburg Counties of South Carolina. Director agrees that the Restricted Area is narrowly tailored to protect CresCom’s interest in customer relationships and goodwill, all of which are being acquired based on the Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Seller, Buyer or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d)       Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller and Bank that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller and Bank and, if applicable after the Effective Time, as an advisory director of CresCom, involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to Buyer and its Affiliated Companies and that Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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4.       Successors.

(a)       This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)       This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, Buyer and any of its Affiliated Companies and their successors and assigns.

5.       Miscellaneous.

(a)       Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

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(d)       Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Buyer:	Carolina Financial Corporation
288 Meeting Street
Charleston, South Carolina 29401
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)       Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)       Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

[Signature page follows]

C-5

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

CAROLINA FINANCIAL corporation

By:
Name:
Title:

DIRECTOR

Address:

[Signature page to Non-Employee Director Non-Competition Agreement]

C-6

Exhibit D

Form of Shareholder Support Agreement

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November __, 2016, by and among Carolina Financial Corporation, a Delaware corporation (“Buyer”), Greer Bancshares Incorporated, a South Carolina corporation (“Seller”), and the undersigned shareholder of Seller (the “Shareholder”).

The Shareholder desires that Buyer and Seller enter into an Agreement and Plan of Merger, dated as of the date hereof, between Buyer and Seller (as the same may be amended or supplemented, the “Merger Agreement”). The Merger Agreement provides for the acquisition of Seller by Buyer pursuant to a merger (the “Merger”). The transactions described in the Merger Agreement are subject to the approvals of the shareholders of Seller, the FDIC, and the South Carolina Board of Financial Institutions, and other applicable regulatory authorities, as well as to the satisfaction of certain other conditions described in the Merger Agreement.

The Shareholder and Seller are executing this Agreement as an inducement and condition to Buyer entering into, executing, and performing the Merger Agreement and the transactions (the “Transactions”) contemplated therein, including, without limitation, the Merger. Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.       Representations and Warranties. The Shareholder represents and warrants to Buyer as follows:

       (a)       The Shareholder has sole voting power over the number of shares, including Seller Options (the “Solely-Owned Shares”) and shared voting authority over the number of shares, if any, including Seller Options (the “Co-Owned Shares” and together with the Solely-Owned Shares, the “Shareholder’s Shares”), of Seller Common Stock set forth below such Shareholder’s name on the signature page hereof; provided, however, that the Shareholder’s Shares shall not include, and this Agreement shall not apply with respect to, any shares over which the Shareholder has or shares voting power solely in a fiduciary capacity on behalf of any Person other than Seller (“Fiduciary Shares”). Except for the Shareholder’s Shares and the Fiduciary Shares, the Shareholder does not have voting power over any shares of Seller Common Stock.

       (b)       This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

       (c)       None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.

D-1

       (d)       The Shareholder’s Shares and any certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a “Lien”), except for (i) any Liens arising hereunder, (ii) Liens, if any, which have been disclosed on Exhibit A hereto, and (iii) the rights of any co-owner of Co-Owned Shares.

       (e)       Except for Seller’s engagement of Raymond James & Associates, Inc., as Seller’s investment banker in connection with the Transactions, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

       (f)       The Shareholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Merger Agreement by Buyer.

2.       Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:

       (a)       At any meeting of shareholders of Seller called to vote upon the Merger Agreement and/or the Transactions or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement and/or the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Solely-Owned Shares which are outstanding, and shall use Shareholder’s best efforts to cause to be voted all of the Co-Owned Shares which are outstanding, in favor of the execution and delivery by Seller of the Merger Agreement, and the approval of the terms thereof and each of the Transactions. The Shareholder shall not grant any proxies for the Shareholder’s Shares to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement and the Transactions. The Shareholder hereby grants Buyer an irrevocable proxy, coupled with an interest, to vote all of the Solely-Owned Shares in favor of the Merger Agreement and the Transactions, and against any competing proposals or other Acquisition Proposals or Acquisition Transactions; provided, however, that upon the termination of the Merger Agreement in accordance with its terms, the Shareholder will automatically be released from the irrevocable proxy granted hereunder.

       (b)       At any meeting of Seller’s shareholders or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Solely-Owned Shares, and shall use Shareholder’s best efforts to cause to be voted the Co-Owned Shares, against (i) any Acquisition Proposal or Acquisition Transaction, or (ii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions (each of the foregoing in clause (i) or (ii) above, a “Competing Transaction”).

3.       Covenants. The Shareholder agrees with, and covenants to, Buyer as follows:

       (a)       The Shareholder shall not, without the prior written consent of Buyer, which Buyer shall not unreasonably withhold, (i) exercise any Seller Options, (ii) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Shareholder’s Shares or any interest therein), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, except to Buyer pursuant to the Merger Agreement; (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, except to Buyer, (iv) grant any proxy, written consent, power of attorney or other authorization in or with respect to Shareholder’s Shares or the right to vote or provide a written consent or waiver with respect to Shareholders’ Shares, except for those consistent with this Agreement, or (v) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares; provided, that the Shareholder may enter into agreements for the cancellation or cash out of Seller Options as contemplated by the Merger Agreement; and provided, further, that the Shareholder may Transfer any of Shareholder’s Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Shareholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Shareholder, by executing and delivering to Buyer a counterpart to this Agreement in form and substance satisfactory to Buyer. Seller agrees with, and covenants to, Buyer that Seller shall not register the transfer of any certificate representing any of the Shareholder’s Shares, including any additional shares of Seller Common Stock acquired by the Shareholder and pursuant to any Seller Options, unless such transfer is made to Buyer or otherwise in compliance with this Agreement.

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       (b)       The Shareholder’s Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for an amount of cash and/or shares of Buyer Common Stock into which each such share of Seller Common Stock shall be converted (the “Per Share Purchase Price” as defined in Article 3 of the Merger Agreement). The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Transactions, that such Shareholder may have.

       (c)       Except as specifically permitted by Section 7.3 of the Merger Agreement solely in such Shareholder’s capacity as an officer or director of Seller, the Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal, Acquisition Transaction or Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, Acquisition Transaction or Competing Transaction, other than the Merger and the other Transactions contemplated by the Merger Agreement and other than any Transfer expressly permitted by the provisos to Section 3(a) of this Agreement.

4.       No Prior Proxies. The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shareholder’s Shares other than to Buyer are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5.       Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s interest in the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Common Stock (including pursuant to the exercise or exchange of any Seller Options) or other voting securities of Seller by any shareholder, the number of shares of Seller Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Common Stock or other voting securities of Seller issued to or acquired by the Shareholder.

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6.       Further Assurances. The Shareholder shall, upon request of Buyer and at Buyer’s reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Buyer to be necessary or desirable to carry out the provisions hereof and to vest in Buyer the power to vote the Shareholder’s Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

7.       Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Merger, (y) the date upon which the Merger Agreement is terminated in accordance with its terms, or (z) an Adverse Recommendation Change, in which event the provisions of this Agreement shall terminate, except for Section 8, which shall survive for two years.

8.       Miscellaneous.

       (a)       Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

       (b)       All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Buyer or Seller, to the addresses set forth in Section 10.8 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.

       (c)       The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

       (d)       This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

       (e)       This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Merger Agreement or thereafter.

       (f)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to the applicable conflicts of laws principles thereof.

       (g)       This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and the Shareholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Shareholder may not transfer or assign any rights or interests in the Shareholder’s Shares, except to Buyer or as expressly permitted by this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Seller or the Shareholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.

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       (h)       The Shareholder agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Shareholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Buyer and its subsidiaries and that Buyer and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of South Carolina without the necessity of posting any bond or security (all of which are waived by the Shareholder), and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of South Carolina or any South Carolina state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

       (i)       If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

       (j)       No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Support Agreement as of the day and year first above written.

CAROLINA FINANCIAL CORPORATION

By:
Name:
Title:

GREER BANCSHARES INCORPORATED

By:
Name:
Title:

“SHAREHOLDER”

Name:

Address:

Number of Shares of Seller Common Stock and Capacity of Ownership:

Number of Seller Options and Capacity of Ownership:

[Signature page to Shareholder Support Agreement]

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Exhibit A

Liens on Shareholder’s Shares

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Exhibit E

Form of Claims Letter

CLAIMS LETTER

______________, 2016

Carolina Financial Corporation

288 Meeting Street

Charleston, South Carolina 29401

RE:	Agreement and Plan of Merger, dated November 7, 2016 (the “Merger Agreement”) by and among Carolina Financial Corporation (“Buyer”) and Greer Bancshares Incorporated (“Seller”)

Ladies and Gentlemen:

This letter is delivered pursuant to Section 8.2(e) of the Merger Agreement.

In my capacity as an officer or a director of Seller and of Greer State Bank, and as of the date of this letter, I do not, to the best of my knowledge, have any claims, and I am not aware of any facts or circumstances that I believe would reasonably be expected to give rise to any claim, for indemnification under Seller’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina or the United States, or under Greer State Bank’s Articles of Incorporation or Bylaws as existing on the date hereof or as may be afforded by the laws of the State of South Carolina.

Very truly yours,

Signature of Officer or Director

Name of Officer or Director

Position with Seller and/or Greer State Bank

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Exhibit F

Form of CresCom Bank Merger / Retention Bonus Agreement

Greer State Bank

CresCom Bank Merger / Retention Bonus Agreement

This CresCom Bank Merger / Retention Bonus Agreement (the “Agreement”) is made this ___ day of __________, 2016, by and between Greer State Bank, a South Carolina state bank, and ___________________________, an individual resident of __________ and employed by Greer State Bank (the “Employee”).

WHEREAS, the Bank’s parent holding company, Greer Bancshares Incorporated, has entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Carolina Financial Corporation (“Carolina Financial”) that contemplates, among other transactions, the merger of Greer State Bank with and into Carolina Financial’s wholly-owned bank subsidiary, CresCom Bank (the “Transaction”); and

WHEREAS, the Employee presently serves as _________________________________ of Greer State Bank, and in recognition of the Employee’s important value to Greer State Bank and in order to induce the Employee to remain employed by Greer State Bank through the Effective Date of the Transactions (as defined in the Merger Agreement) and by CresCom Bank, as the successor by merger to Greer State Bank, through the 180th day following the Effective Date of the Transactions, to assist Greer State Bank, Greer Bancshares Incorporated, Carolina Financial Corporation, and CresCom Bank with successfully executing the Transaction, Greer State Bank desires to award the Employee a Retention Bonus (as defined below) under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                Retention Bonus Award. The Retention Bonus shall be equal to $_____________ (the “Retention Bonus”) and shall be paid by CresCom Bank, as successor by merger to Greer State Bank (hereinafter, the “Bank”), in two installments. Unless this Agreement is previously terminated in accordance with paragraph 2 below, (i) one-half of the Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the Effective Date of the Merger (as defined in the Merger Agreement) if the Employee is employed by the Bank on the Effective Date, and (ii) the other half of the Retention Bonus shall be paid on the first payroll payment date of the Bank that occurs after the 180th day following the Effective Date if the Employee is employed by the Bank on the 180th day following the Effective Date.

2.                Forfeiture Events. If the Employee’s employment with the Bank is terminated by the Employee for any reason prior to the earlier of (i) the Effective Date of the Merger or (ii) the 180th day following the Effective Date, any unpaid installment of the Retention Bonus shall be forfeited.

3.                Taxes. The Bank shall withhold from each payment of the Retention Bonus such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. To the extent not otherwise withheld from regular base salary, the Bank may withhold from any payment of the Retention Bonus any contributions to benefits or other payroll deductions or reductions as may be required by law or in accordance with the applicable plan or policy of the Bank.

4.                Assignment. The Employee may not assign this Agreement or any rights under it to anyone else. The Bank has a right to refuse to pay anyone other than the Employee or, in the event of the Employee’s death, the Employee’s estate. This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns. This Agreement shall not be terminated by any merger or consolidation, including the Transaction, whether or not the Bank is the consolidated or surviving depository institution or corporation or by transfer of all or substantially all of the assets of the Bank to another such institution or corporation if there is a surviving or resulting institution or corporation in such transfer.

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5.                No Guarantee of Employment. The Retention Bonus is not an offer or guarantee of continued employment with any of the Bank, and/or any of its parents, subsidiaries or affiliates.

6.                Law and Compliance. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina. This Agreement is intended to be exempt from Internal Revenue Code Section 409A under the short term deferral provisions of Treas. Reg. Section 1.409A-1(b)(4) and shall be interpreted to the extent possible consistent with such exemption. Each payment made under Sections 3 and 4 shall be treated as a “separate payment”, as defined in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A.

7.                Amendment. This Agreement may only be amended by a writing signed by both parties. Upon the earlier of the forfeiture of any right to a Retention Bonus payment or the payment of all Retention Bonus amounts due to the Employee, this Agreement will end.

[Signature page follows]

F-2

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

GREER STATE BANK

By:
Name:
Title:

EMPLOYEE

Name:

[Signature page to CresCom Bank Merger / Retention Bonus Agreement]

F-3

Exhibit G

Form of Stock Option Cash-Out Agreement

STOCK OPTION Cash-Out AGREEMENT

This STOCK OPTION Cash-Out AGREEMENT (this “Agreement”) is made and entered into as of November __, 2016, by and between the undersigned individual optionee (the “Optionee”) and Greer Bancshares Incorporated (the “Company”), a South Carolina corporation and bank holding company of Greer State Bank (the “Bank”).

Recitals

A.       The Company has granted the Optionee the option to purchase shares in the Company pursuant to the terms of certain stock options granted under the Greer Bancshares Incorporated 2005 Equity Incentive Plan as identified on Table A on the signature page hereto (collectively, the “Stock Option(s)”).

B.       The Company and Carolina Financial Corporation (“Buyer”) have made and entered into that certain Agreement and Plan of Merger, dated as of November 7, 2016 (the “Merger Agreement”), providing for the acquisition of the Company by Buyer pursuant to the merger of Company with and into the Buyer (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.       Pursuant to the Merger Agreement, the Company is obligated to seek to have all holders of options to purchase shares of the Company’s common stock execute this Agreement in order to facilitate the termination of all such options.

D.       The Company is offering a cash payment to the Optionee, in exchange for the Optionee’s agreement to terminate the Stock Option, effective immediately prior to the Merger.

E.       In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Option, effective immediately prior to the effective time of the Merger (the “Effective Time”).

Section 1 Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1       Stock Options. The Optionee acknowledges and agrees that: (a) the Company granted the Optionee the Stock Option identified on Table A on the signature page hereto providing for the right to purchase up to the number of shares of the Company’s common stock identified on such table (the “Option Shares”) at the price per share identified on such table (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase any of the Option Shares, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) the Optionee has no other rights or interests in any other options or warrants with respect to the securities of the Company (other than warrants, if any, with respect to which the Optionee is contemporaneously entering into a similar agreement with the Company to cash-out and terminate as of the Effective Date). As of the Effective Date, the Stock Option shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Date.

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1.2       Payment. In consideration for the cancellation of the Stock Option, the Optionee shall be entitled to, with respect to all Stock Options having an Exercise Price less than $18.00 per share, a lump sum cash payment from the Company in an amount equal to (x) the number of such Option Shares, multiplied by (y) $18.00 minus the Exercise Price. The payments provided in this Section 1.2 shall be made within twenty (20) business days after the Effective Time.

1.3       Withholding Taxes. The Optionee acknowledges that the payments set forth in Section 1.2 are considered to be compensation to the Optionee and will be paid net of any federal, state or local income tax withholding or other employment-related tax (the “Withholding Taxes”). The determination of the Withholding Taxes shall be made by the Company in good faith and shall be binding upon the Optionee.

1.4       Effect on Employment and Other Compensation. No provision of this Agreement shall affect in any way any right the Company may otherwise have to terminate the employment or adjust the compensation of the Optionee at any time.

SECTION 2 REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1       Ownership. The Optionee is the owner and holder of the Stock Option and, as of the Effective Time, will sell and deliver the original Stock Option to the Company free and clear of any pledges, liens, or security interests.

2.2       Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

2.3       No Conflicts. The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) the Organizational Documents of the Optionee, (ii) any Law or Order to which the Optionee is subject or (iii) any Contract to which the Optionee is a party that is material to the financial condition, results of operations, or conduct of the business of the Optionee.

SECTION 3 GENERAL PROVISIONS

3.1       Release. Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, directors and officers, of and from any claim, known or unknown, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under the terms of the Stock Option or this Agreement.

3.2       Governing Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina, without regard to the conflict of law provisions of any jurisdiction.

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3.3       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4       Potential Termination. If the Merger Agreement is terminated prior to the Merger, then this Agreement shall automatically terminate and the Stock Option Agreements indentified on Table A shall continue in full force and effect pursuant to their terms.

[Signature page follows]

G-3

In Witness Whereof, this Agreement has been duly executed as of the date first written above.

Optionee	GREER BANCSHARES INCORPORATED

By:
Name:	Name:
Title:

TABLE A

Stock Option Date of Grant	Number of Option Shares	Exercise Price Per Share

[Signature page to Stock Option Cash-Out Agreement]

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